GEEKNET REPORTS FOURTH QUARTER AND YEAR END 2009 FINANCIAL RESULTS

FOURTH QUARTER HIGHLIGHTS:

•	EPS OF $0.03;

•	E-COMMERCE REVENUE INCREASE OF 42%

•	ADJUSTED EBITDA OF $2.8 MILLION

MOUNTAIN VIEW, Calif., February 11, 2010 -- Geeknet, Inc. (Nasdaq: LNUX), the online network for the global geek community, today announced financial results for its fourth quarter and year ended December 31, 2009.

Total revenue for the fourth quarter of 2009 was $32.6 million compared to $24.8 million of revenue for the fourth quarter of 2008.  Net income for the fourth quarter of 2009 was $1.5 million or $0.03 per share compared to a net income of $2.6 million or $0.04 per share, for the same period a year ago.

Adjusted EBITDA for the fourth quarter of 2009 was $2.8 million, compared to adjusted EBITDA of $2.6 million for the same period a year ago. A reconciliation of our net income as reported to adjusted EBITDA is included in this release.

“Geeknet closed the year with a solid fourth quarter as we realized some of the benefits associated with our numerous investments in 2009,” said Scott L. Kauffman, President and CEO, Geeknet. “In particular, ThinkGeek delivered record revenues driven by an increased focus on marketing and awareness.  The fourth quarter results validate my belief that our strategy to reinvigorate the company is gaining traction with both our consumers and our advertisers. We expect these trends to continue in 2010.”

Revenue for the twelve months ended December 31, 2009 was $65.6 million compared to $59.4 million for the comparable period in 2008.  Net loss for the twelve months ended December 31, 2009 was $14.0 million or $0.23 per share compared to a net loss of $4.8 million or $0.07 per share for the comparable period a year ago.  Net loss for the year ended December 31, 2009 includes a $1.2 million loss resulting from the write-off of internally developed software and a $4.6 million impairment charge for the Company’s investment in CollabNet. Adjusted EBITDA for the twelve months ended December 31, 2009 was $3.6 million loss compared to adjusted EBITDA of $0.2 million for the comparable period a year ago.

Fourth Quarter Highlights:

•
Media revenue was $4.7 million for the fourth quarter of 2009, compared to $5.1 million for the fourth quarter of 2008.  Revenue for the fourth quarter of 2009 included $2.3 million from our premium advertising products compared to $1.1 million of revenue from premium advertising products for the same period last year.

•	E-commerce revenue increased 42 percent to $27.9 million for the fourth quarter of 2009, compared to $19.7 million for the fourth quarter of 2008.

•	Total cash and investments, including restricted cash, at the end of 2009 was $39.4 million.

Supplemental schedules of the Company's quarterly statements of operations and operational statistics for the quarterly periods in the years ended December 31, 2008 and December 31, 2009 are available on the Company's web site at http://geek.net/cyresults.

A conference call and audio webcast will be held at 8:00 a.m. PT or 11:00 a.m. ET on February 11, 2010 and may be accessed by calling 877-407-8033 or 201-689-8033 or by visiting geek.net. Replays of both the telephonic audio and audio webcast will be available for 90 days.  To access the conference call replay, dial 877-660-6853 or 201-612-7415, referencing replay account 286 and call ID 342802.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA.  Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.  We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance.  Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance.  In addition, we have historically reported Adjusted EBITDA or non-GAAP earnings, from which adjusted EBITDA can be derived, to the investment community.  We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as net loss which is adjusted for interest and other income (expense) net and income taxes as well as stock-based compensation, restructuring charges and depreciation and amortization.  The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results, as well as income taxes, stock-based compensation and depreciation and amortization.  We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

The EBITDA calculation excludes interest, income taxes and depreciation and amortization by its nature.  In addition, when we compute adjusted EBITDA we exclude stock-based compensation and restructuring charges and other amounts included in the Interest income and other income (expense) net caption as we believe that these amounts represent income and expenses that are not directly related to our core operations.  Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations.  With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the rate at which we recognize the corresponding stock-based compensation expense over the course of future fiscal periods.  While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business. Restructuring costs are excluded from adjusted EBITDA because they represent non-cash charges which are not representative of our core operations.

About Geeknet, Inc.

Geeknet is the online network for the global geek community. Our sites include: SourceForge, Slashdot, ThinkGeek, Ohloh and freshmeat. We serve an audience of more than 40 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net. (Source: Google Analytics and Omniture – December 2009)

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, Ohloh, and freshmeat are registered trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding our growth strategies and prospects for our online media and e-commerce businesses.  Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: our ability to attract and retain qualified personnel; success in designing and offering innovative online advertising programs; decreases or delays in online advertising spending, especially in light of current macroeconomic challenges and uncertainty; our effectiveness at planning and managing our e-commerce inventory; our ability to achieve and sustain higher levels of revenue; our ability to protect and defend our intellectual property rights; rapid technological and market change; unforeseen expenses that we may incur in future quarters; and competition with, and pricing pressures from larger and/or more established competitors.  Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended July 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

Investor Relations Contact:
The Blueshirt Group
Todd Friedman, todd@blueshirtgroup.com
Stacie Bosinoff, stacie@blueshirtgroup.com
Phone: (415) 217-7722

Media Contact:
Tracey Parry, geeknet@airfoilpr.com
Airfoil Public Relations
Phone: (650) 691-7302

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Media revenue	$4,685	$5,123	$16,486	$19,781
E-commerce revenue	27,949	19,666	49,091	39,666
Net revenue	32,634	24,789	65,577	59,447

Media cost of revenue	1,698	2,163	6,953	8,224
E-commerce cost of revenue	20,336	14,969	38,151	31,053
Cost of revenue	22,034	17,132	45,104	39,277
Gross margin	10,600	7,657	20,473	20,170

Operating expenses:
Sales and marketing	4,307	2,872	11,775	9,390
Research and development	2,287	1,572	8,103	5,426
General and administrative	2,256	2,118	8,843	11,136
Amortization of intangible assets	90	-	200	-
Restructuring costs	(62)	-	(62)	765
Total operating expenses	8,878	6,562	28,859	26,717
Operating income (loss)	1,722	1,095	(8,386)	(6,547)
Interest and other income (expense), net	48	1,652	(5,495)	1,849
Income (loss) before income taxes	1,770	2,747	(13,881)	(4,698)
Provision for income taxes	242	195	140	83
Net income (loss)	$1,528	$2,552	$(14,021)	$(4,781)

Earnings per share:
Basic and diluted	$0.03	$0.04	$(0.23)	$(0.07)

Shares used in computing earnings per share:
Basic	60,086	65,750	60,801	67,469
Diluted	60,733	65,790	60,801	67,469

Reconciliation of net income (loss) as reported to adjusted EBITDA:
Net income (loss) - as reported	$1,528	$2,552	$(14,021)	$(4,781)
Reconciling items:
Interest and other income (expense), net	(48)	(1,652)	5,495	(1,849)
Provision for income taxes	242	195	140	83
Stock-based compensation expense included in COGS	74	92	319	297
Stock-based compensation expense included in Op Ex.	568	817	2,332	3,593
Restructuring costs	(62)	-	(62)	765
Depreciation and amortization	520	588	2,157	2,088
Adjusted EBITDA	$2,822	$2,592	$(3,640)	$196

GEEKNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$28,943	$40,511
Short-term investments, including restricted cash	10,408	563
Accounts receivable, net	4,299	4,418
Inventories	5,280	3,264
Prepaid expenses and other current assets	3,564	1,841
Total current assets	52,494	50,597
Property and equipment, net	2,569	4,748
Long-term investments, including long-term restricted cash	-	9,947
Other long-term assets	5,088	8,874
Total assets	$60,151	$74,166

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,763	$4,021
Accrued restructuring liabilities	1,238	2,862
Deferred revenue	928	591
Accrued liabilities and other	3,854	2,702
Total current liabilities	11,783	10,176
Other long-term liabilities	103	1,423
Total liabilities	11,886	11,599

Stockholders' equity:
Common stock	61	65
Treasury stock	(492)	(331)
Additional paid-in capital	798,917	799,037
Accumulated other comprehensive income	13	9
Accumulated deficit	(750,234)	(736,213)
Total stockholders' equity	48,265	62,567
Total liabilities and stockholders' equity	$60,151	$74,166

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

Cash flows from operating activities:
Net income (loss)	$1,528	$2,552	$(14,021)	$(4,781)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	520	588	2,157	2,088
Stock-based compensation expense	642	909	2,651	3,890
Provision for bad debts	(51)	(52)	46	28
Provision for excess and obsolete inventory	(17)	(99)	17	4
Provision for return for allowance	258	167	258	167
(Gain) loss on disposal of assets	-	(548)	1,020	(545)
Loss on sale of investments	-	-	-	308
Change in fair value of financial assets	-	(601)	-	(601)
Impairment of investments	-	-	4,585	108
Non-cash restructuring expense	(62)	-	(62)	765
Changes in assets and liabilities:
Accounts receivable	(1,157)	75	78	(668)
Inventories	(395)	799	(2,033)	201
Prepaid expenses and other assets	370	1,149	(471)	(187)
Accounts payable	1,751	1,319	1,735	(500)
Accrued restructuring liabilities	(727)	(681)	(2,816)	(2,831)
Deferred revenue	158	(97)	337	(186)
Accrued liabilities and other	1,270	132	858	167
Other long-term liabilities	(94)	4	(66)	18
Net cash provided by (used in) operating activities	3,994	5,616	(5,727)	(2,555)

Cash flows from investing activities:
Purchase of property and equipment	(263)	(667)	(1,001)	(2,569)
Purchases of marketable securities	-	(430)	-	(26,871)
Maturities or sale of marketable securities	100	935	659	50,861
Acquisitions	-	-	(2,613)	-
Proceeds from sale of intangible assets, net	-	-	172	-
Purchases of intangible assets	(16)	-	(122)	-
Net cash (used in) provided by investing activities	(179)	(162)	(2,905)	21,421

Cash flows from financing activities:
Proceeds from issuance of common stock	-	-	259	18
Repurchase of common stock	-	(3,210)	(3,195)	(3,452)
Net cash used in financing activities	-	(3,210)	(2,936)	(3,434)

Cash flows from discontinued operations:
Net cash provided by operating activities	-	-	-	42
Net cash provided by discontinued operations	-	-	-	42
Net increase (decrease) in cash and cash equivalents	3,815	2,244	(11,568)	15,474
Cash and cash equivalents, beginning of period	25,128	38,267	40,511	25,037
Cash and cash equivalents, end of period	$28,943	$40,511	$28,943	$40,511